CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 27, 2011, relating to the financial statements and financial highlights which appears in the May 31, 2011 Annual Report to Shareholders of Nuveen Missouri Municipal Bond Fund and Nuveen Ohio Municipal Bond Fund (two series of Nuveen Multistate Trust IV), which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

December 5, 2011